EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S‑8 Nos. 33‑78502 and 333‑04670) of Trimble Navigation Limited, pertaining to the 1990 Director Stock Option Plan,

(2)	Registration Statement (Form S‑8 No. 33‑45604) pertaining to the "Position Us for Progress" 1992 Employee Stock Bonus Plan of Trimble Navigation Limited,

(3)
Registration Statements (Form S‑8 Nos. 33‑39647, 33‑57522, 33‑78502, 33‑91858, 333‑04670, 333‑53703, 333‑84949, 333‑38264, 333‑65758, and 333‑28429) pertaining to the 1993 Stock Option Plan of Trimble Navigation Limited,

(4)	Registration Statements (Form S‑8 Nos. 333‑97979, 333‑118212, 333‑138551, 333‑161295, 333‑183229, and 333‑222502) pertaining to the Amended and Restated 2002 Stock Plan of Trimble Inc.,

(5)
Registration Statements (Form S‑8 Nos. 333‑53703, 333‑84949, 333‑38264, 333‑97979, 333‑118212, 333‑161295, 333‑138551, 333‑183229, 33‑37384, and 33‑62078) pertaining to the Amended and Restated, Employee Stock Purchase Plan of Trimble Inc.,

(6)	Registration Statements (Form S‑8 Nos. 33‑45167, 33‑46719, 33‑50944, 33‑84362, and 333‑208275) pertaining to the Savings and Retirement Plan of Trimble Inc., and

(7)	Registration Statement (Form S‑3 No. 333‑147155) of Trimble Navigation Limited;
of our reports dated February 21, 2019, with respect to the consolidated financial statements and schedule of Trimble Inc. and the effectiveness of internal control over financial reporting of Trimble Inc. included in this Annual Report (Form 10-K) of Trimble Inc. for the year ended December 28, 2018.
/s/ Ernst & Young LLP
San Jose, California
February 21, 2019